As filed with the Securities and Exchange Commission on August 18, 2014

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

HOSPIRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0504497
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

275 N. Field Drive
Lake Forest, Illinois 60045
(Address of Principal Executive Offices)

Hospira 2004 Long-Term Stock Incentive Plan, as amended
(Full Title of the Plan)

Royce R. Bedward
Hospira, Inc.
Dept. NLEG
275 North Field Drive
Lake Forest, Illinois 60045-5045
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (224) 212-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value and associated Preferred Stock Purchase Rights	10,000,000	$54.50	$545,000,000	$70,196

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock being registered hereby shall be adjusted to include any additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the plan described herein.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum aggregate offering and amount of registration fee are calculated on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on August 11, 2014.

EXPLANATORY NOTE

Pursuant to General Instruction E, the contents of the Hospira, Inc. 2004 Long-Term Stock Incentive Plan Registration Statements on Form S-8 (File No. 333-115056 and 333-165571) are incorporated herein by reference.

Part II.  Information Required in the Registration Statement

Item 5.    Interests of Named Experts and Counsel

Royce R. Bedward, Esq., Senior Vice President, Secretary and General Counsel of Hospira, Inc. (“Hospira”), whose opinion is included herewith as Exhibit 5.1, beneficially owned as of August 12, 2014, approximately 34,596 shares of Common Stock of Hospira (this amount includes approximately 637 shares held for the benefit of Mr. Bedward in the Hospira 401(k) Retirement Savings Trust pursuant to the Hospira 401(k) Retirement Savings Plan) and held options to acquire 83,248 shares of Common Stock of which options to purchase 24,424  shares of Common Stock are currently exercisable.

Item 8.    Exhibits.

See Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Forest, State of Illinois, on August 18, 2014.

HOSPIRA, INC.

/s/ F. Michael Ball
By:	F. Michael Ball
Chief Executive Officer and Director
(Principal Executive Officer)
Date: August 18, 2014

Each person whose signature appears below constitutes and appoints F. Michael Ball and Royce R. Bedward, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 18, 2014.

Signature	Title

/s/ F. Michael Ball	Chief Executive Officer and Director
F. Michael Ball

/s/ Thomas E. Werner	Senior Vice President, Finance and Chief
Thomas E. Werner	Financial Officer (Principal Financial Officer)

/s/ Richard J. Hoffman	Corporate Vice President and Controller
Richard J. Hoffman	(Principal Accounting Officer)

/s/ John C. Staley
John C. Staley	Chairman of the Board of Directors

/s/ Irving W. Bailey, II
Irving W. Bailey, II	Director

/s/ Barbara L. Bowles, CFA
Barbara L. Bowles, CFA	Director

/s/ Connie R. Curran, RN, Ed.D.
Connie R. Curran, RN, Ed.D.	Director

/s/ William G. Dempsey
William G. Dempsey	Director

/s/ Dennis M. Fenton
Dennis M. Fenton	Director

/s/ Roger W. Hale
Roger W. Hale	Director

/s/ Jacque J. Sokolov, M.D.
Jacque J. Sokolov, M.D.	Director

/s/ Heino von Prondzynski
Heino von Prondzynski	Director

/s/ Mark F. Wheeler, M.D., M.P.H.
Mark F. Wheeler, M.D., M.P.H.	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document

4.1	Restated Certificate of Incorporation of Hospira, Inc. (filed as Exhibit 3.1 to the Hospira, Inc. Current Report on Form 8-K filed on May 11, 2012, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Hospira, Inc. (filed as Exhibit 3.2 to Hospira, Inc.’s Current Report on Form 8-K filed on May 11, 2012 and incorporated herein by reference).

4.3

Hospira 2004 Long-Term Stock Incentive Plan, as amended (filed with the SEC on March 21, 2014 as Exhibit A to the Hospira, Inc. Definitive Proxy Statement on Schedule 14A and incorporated herein by reference).

5.1	Opinion of Royce R. Bedward.

23.1	The consent of counsel, Royce R. Bedward, is included in the opinion.

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney is included on the signature page.